Exhibit 99.1

NEOSE ANNOUNCES DEPARTURE OF CHIEF SCIENTIFIC OFFICER

HORSHAM, Pa., January 8, 2008 — Neose Technologies, Inc. (NasdaqGM: NTEC) today announced the departure of David A. Zopf, M.D., executive vice president and chief scientific officer, to pursue other opportunities. Shawn A. DeFrees, Ph.D., who has served as vice president, research and development since 2003, will assume Dr. Zopf’s responsibilities.

“We are grateful for the significant contributions David has made during his tenure at Neose. As an expert in glycobiology, David was integral in much of Neose’s early technology development,” said George J. Vergis, Neose president and chief executive officer.

“David passes on his leadership responsibilities to a well-qualified and experienced successor. As lead inventor on patents covering our GlycoPEGylation™ and other GlycoConjugation™ technologies, Shawn has spearheaded the research and development efforts that have resulted in our current pipeline of next-generation therapeutic proteins. He is a highly-valued member of our management team, and we look forward to a seamless transition,” continued Vergis.

Dr. DeFrees has served as Neose’s vice president of research and development since June 2003. He joined Neose in 1999 as senior director of research and development and is an inventor on over 400 patents and patent applications world wide for technologies and products that include protein and small molecule therapeutics, and processes for their manufacture. Prior to joining Neose, he was at Cytel Corporation and served in several roles, including director of medicinal chemistry. From 1988 to 1991, he was a staff scientist in cardiovascular medicinal chemistry at the Schering-Plough Corporation. Dr. DeFrees received his B.S. in biochemistry from Albright College, and his Ph.D. in synthetic medicinal chemistry from Purdue University. He completed his post-doctoral training in the total synthesis of complex natural products at the University of Pennsylvania.

About Neose Technologies, Inc.

Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market, on its own and through strategic partnerships. The lead candidates in its pipeline, NE-180 for use in the treatment of chemotherapy-induced anemia and anemia associated with chronic kidney disease and GlycoPEG-GCSF for chemotherapy-induced neutropenia, target markets with aggregate sales in excess of $15 billion. For more information, please visit www.neose.com.

CONTACTS:

Neose Technologies, Inc. A. Brian Davis Sr. Vice President and Chief Financial Officer (215) 315-9000
Barbara Krauter Manager, Corporate Communications (215) 315-9004

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: There are statements in this press release regarding our business that are “forward-looking statements” that involve risks and. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the sections of Neose’s Annual Report on Form 10-K for the year ended December 31, 2006, entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.